EXHIBIT 5.1

February 8, 2007

Xilinx, Inc.

2100 Logic Drive

San Jose, California 95124

Re:	Xilinx, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to Xilinx, Inc., a Delaware corporation (the "Company"), in connection with the registration of (i) an additional 2,000,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable pursuant to the Company's 1990 Employee Qualified Stock Purchase Plan and (ii) 10,000,000 shares of Common Stock (together, the "Shares") issuable pursuant to the Company's 2007 Equity Incentive Plan, as adopted by the Company (together, the "Plans").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company's registration statement on Form S-8 (the "Registration Statement") as will be filed with the Securities Exchange Commission (the "Commission") on February 9, 2007 under the Act; (ii) a specimen certificate representing the Common Stock; (iii) the Restated

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February 8, 2007

Certificate of Incorporation of the Company, as amended to date and currently in effect; (iv) the Bylaws of the Company, as amended to date and currently in effect; (v) the Plans; (vi) certain resolutions of the Board of Directors of the Company approving and adopting the Plans and approving an increase in the authorized number of shares available for issuance under the Company's 1990 Employee Qualified Stock Purchase Plan by 2,000,000, and (vii) minutes and a certificate of tabulation from the meeting of the stockholders of the Company held on July 26, 2006 approving the Company's 2007 Equity Incentive Plan and the amendment to the Company's 1990 Employee Qualified Stock Purchase Plan. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

We have also assumed that each award agreement setting forth the terms of each grant of options or other awards under the Plans is consistent with the Plans and has been duly authorized and validly executed and delivered by the parties thereto.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective under the Act; (ii) certificates representing the Shares in the form of the specimen certificate examined by us have

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February 8, 2007

been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and have been delivered to and paid for in accordance with the terms and conditions of the Plan and each award agreement thereunder at a price per share not less than the per share par value of the Common Stock, the issuance and sale of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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